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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-1 of SRA International, Inc. of our report dated April 22, 2002, except for paragraph 2 of Note 16, as to which the date is May 6, 2002, appearing in the Registration Statement on Form S-1 No. 333-83780 of SRA International, Inc. and of our report dated April 22, 2002, relating to the financial statement schedule appearing elsewhere in that Registration Statement, both of which are incorporated by reference in this Registration Statement.

We also consent to the reference to us under the headings "Selected Historical Financial Data", "Experts" and "Change of Independent Public Accountants" in such Registration Statement.

/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP

McLean, Virginia
May 23, 2002